Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PIXEL GROUP HOLDINGS INC.

September 19, 2017

Pixel Group Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows: .

1.             The name of the Corporation is Pixel Group Holdings Inc.

2.             The Board of Directors of the Corporation, acting in accordance with the provisions of the Delaware General Corporation Law (“DGCL”), adopted resolutions to amend the Certificate of Incorporation of the Corporation by amending and restating Article FOURTH in its entirety as follows:

“FOURTH:           The total number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares all of which shares shall be Common Stock having a par value of $0.001.”

3.             This Certificate of Amendment of Certificate of Incorporation of the Corporation was submitted to the sole stockholder of the Corporation and was approved by the sole stockholder of the Corporation in accordance with the DGCL.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Incorporation as of the date first written above.

By:	/s/ R. Davis Noell
Name:	Davis Noell
Title:	President

[CERTIFICATE OF AMENDMENT – PIXEL GROUP HOLDINGS INC.]